Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 17th day of November, 2010,

BETWEEN:

AUDLEY CAPITAL MANAGEMENT LIMITED, a company existing under the laws of Guernsey, AUDLEY EUROPEAN OPPORTUNITIES MASTER FUND LIMITED, a company existing under the laws of Guernsey, AUDLEY INVESTMENT I, a company existing under the laws of the Cayman Islands, and AUDLEY INVESTMENT II,  a company existing under the laws of the Cayman Islands,

(hereinafter, collectively, called the “Vendor”),

- and -

WALTER ENERGY, INC., a corporation incorporated under the laws of Delaware,

(hereinafter called the “Purchaser”),

WITNESSES THAT in consideration of the respective covenants, agreements, representations and warranties contained herein and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1          Defined Terms.

For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquisition Proposal” means (a) any plan of arrangement, amalgamation, merger, acquisition, consolidation, share exchange, recapitalization or reorganization involving the Corporation; (b) any sale of any material assets of the Corporation; (c) any take-over bid for, or offer to purchase, acquire or subscribe for, any securities of the Corporation; or (d) any similar transaction or business combination involving the Corporation or any of its subsidiaries.

“Affiliate” has the meaning given to it in the Securities Act (Ontario);

“Business Day” means any day, other than a Saturday or a Sunday, on which banks in Toronto, Ontario, New York, New York and London, England are open for business;

“Common Shares” means the common shares in the capital of the Corporation;

“Competition Act Approval” means (a) the issuance of an advance ruling certificate pursuant to section 102 of the Competition Act (Canada) by the Commissioner of Competition, or (b) (i) the expiry, termination or waiver of any applicable waiting periods under Part IX of the Competition Act (Canada), and (ii) the Commissioner advising the Purchaser, in writing, on terms satisfactory to the Purchaser, acting reasonably, that she does not intend to make an application under Part VIII of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement;

“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral;

“Corporation” means Western Coal Corp., a corporation existing under the laws of the Province of British Columbia;

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

“Foreign Antitrust Clearance” means any applicable approval or clearance shall have been received from a Governmental Entity outside Canada or the U.S. and/or any applicable waiting/suspensory period shall have expired or been terminated or waived by a Governmental Entity in relation to any Foreign Antitrust Filing identified by either party and which Foreign Antitrust Filing the Purchaser, acting reasonably, has agreed is required to be made to consummate the transactions contemplated by this Agreement;

“Foreign Antitrust Filing” means a filing that must be made by either party (or both parties) to a Governmental Entity outside Canada or the U.S. under any applicable antitrust, competition, foreign investment or similar law applicable to the purchase and sale of the Initial Shares or the Remaining Shares, as the case may be;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the New York Stock Exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hart-Scott-Rodino Approval” means the expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or earlier termination thereof, including any voluntarily agreed extensions with respect to the transactions contemplated by this Agreement;

“Initial Closing Date” means the third Business Day following the satisfaction or waiver of the condition set out in Section 7.1(a), provided that all of the conditions set out in Article 7 shall also have been satisfied or waived, or such other date as may be mutually agreed upon by the Vendor and the Purchaser;

“Investment Canada Act Approval” means the approval of the Minister of Industry under the Investment Canada Act concerning the completion of the transactions contemplated by this Agreement shall have been obtained or deemed to have been obtained on terms that are acceptable to the Purchaser, in its reasonable judgment;

“Outside Date” means April 30, 2011;

“Purchase Price” has the meaning set out in section 2.2;

“Purchased Shares” has the meaning set out in section 2.1;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, including the Hart-Scott-Rodino Approval, Competition Act Approval, Investment Canada Act Approval and any Foreign Antitrust Clearance;

“Subsequent Event” means the occurrence of the earlier of: (a) the completion of an Acquisition Proposal between the Purchaser and the Corporation; and (b) the Outside Date, provided however, that if there shall have occurred any competing Acquisition Proposal by a third party, the Purchaser shall be permitted to purchase the Remaining Shares at any time preceding the Outside Date on two Business Days’ notice to the Vendor to enable the Purchaser to accept, tender to, or otherwise participate in, such competing, third party Acquisition Proposal;

“Time of Closing” means 10:00 a.m. (Toronto time) on the Initial Closing Date; and

“Walter Common Shares” means the shares of common stock in the capital of the Purchaser.

1.2          Knowledge.

References in this Agreement to the “knowledge” of the Vendor means the actual knowledge of Julian A. Treger and Michael Treichl, in each case without further inquiry.

1.3          Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

1.4          Sections and Headings.

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection, clause or a Schedule refers to the specified Article, section, subsection or clause of or Schedule to this Agreement.

1.5          Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.6          Time of Essence.

Time shall be of the essence of this Agreement.

1.7          Applicable Law.

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.8          Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.9          Successors and Assigns.

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

1.10        Amendment and Waivers.

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

ARTICLE 2
PURCHASE AND SALE OF PURCHASED SHARES

2.1          Purchase and Sale of Purchased Shares.

Subject to the terms and conditions hereof, the Vendor covenants and agrees to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from the Vendor:

(a)           at the Time of Closing, 25,274,745 issued and outstanding Common Shares (the “Initial Shares”); and

(b)           upon the occurrence of a Subsequent Event, 29,273,113 issued and outstanding Common Shares (the “Remaining Shares”, and together with the Initial Shares, the “Purchased Shares”).

2.2          Purchase Price.

The purchase price payable by the Purchaser to the Vendor for the Purchased Shares (the “Purchase Price”) shall be $11.50 per Purchased Share. The Purchase Price shall be payable as follows:

(a)           in respect of the Initial Shares, at the Time of Closing, $11.50 in cash for each Initial Share;

(b)           in respect of the Remaining Shares, in circumstances where the Remaining Shares are acquired pursuant to the completion of an Acquisition Proposal between the Purchaser and the Corporation, contemporaneously with or as promptly as practicable following the occurrence of the completion of such Acquisition Proposal, the equivalent of $11.50 for each Remaining Share in such combination of cash and/or Walter Common Shares based on the same methods for determining the exchange ratio and on the basis of providing the same elections in respect of the consideration (the “Form of Consideration”) as is agreed upon in the definitive agreement between the Purchaser and the Corporation providing for such Acquisition Proposal in respect of the consideration for the other shareholders of the Corporation, provided however, that if the Form of Consideration is not acceptable to the Vendor, each Remaining Share shall be purchased for $11.50 in cash;

(c)           in respect of the Remaining Shares, in circumstances where the Remaining Shares are acquired at the Outside Date, contemporaneously with or as promptly as practicable following the Outside Date, $11.50 in cash for each Remaining Share; and

(d)           in respect of the Remaining Shares, in circumstances where the Remaining Shares are acquired to enable the Purchaser to accept, tender to, or otherwise participate in, a competing, third party Acquisition Proposal, $11.50 in cash for each Remaining Share.

2.3          Price Protection for Remaining Shares.

(a)           If at any time following the date of this Agreement and prior to the Outside Date (the “Price Protection Period”):

(i)            the Purchaser or any of its Affiliates makes an offer or proposal to the Corporation respecting, or publicly announces an intention to undertake, an amalgamation or merger with, or an arrangement involving, the Corporation (or other similar transaction) pursuant to which the Purchaser will directly, or indirectly through an Affiliate, acquire all or a majority portion of the outstanding Common Shares or the business of the Corporation; or

(ii)           the Purchaser or any of its Affiliates makes an offer or proposal to the Corporation respecting, or publicly announces an intention to undertake, a take-over bid by take-over bid circular in compliance with applicable Canadian securities laws, after giving effect to which the Purchaser, if successful, would beneficially own directly or indirectly through an Affiliate, a majority of the Common Shares;

(any such transaction being a “Price Protection Transaction”) then within five business days following the completion by the Purchaser or its Affiliate of the Price Protection Transaction, the Purchaser will pay, or cause an Affiliate to pay, to the Vendor the Adjustment Payment (as defined below), if applicable.

(b)           The Vendor will be entitled to receive an additional amount on account of each of the Remaining Shares (the “Adjustment Payment”) in cash and/or Walter Common Shares, on the same basis as received by the other holders of the Corporation’s Common Shares pursuant to the Price Protection Transaction, equal to the amount by which the consideration per Common Share received by the holders of the Corporation’s Common Shares pursuant to the Price Protection Transaction (the “Greater Price”) exceeds the Purchase Price.

(c)           If all or any portion of the consideration forming the Greater Price has a value expressed in a currency other than Canadian dollars, then the value of that consideration will be expressed in Canadian dollars based upon a conversion rate of exchange equal to the noon spot rate quoted by the Bank of Canada on the date of the completion of the Price Protection

Transaction for the purchase of Canadian dollars using the currency in which the consideration (or portion thereof) was originally denominated.

(d)           In the event of any disagreement between the Parties with respect to the calculation of the value of the Greater Price, the matter will be submitted to an internationally recognized firm of chartered accountants to be agreed upon by the parties, provided that such firm may not be the auditors of either the Vendor or the Purchaser. The decision of such firm of chartered accountants as to the value of the Adjustment Payment will be final and binding on the parties.

2.4          Competing Transaction

(a)           In the event the Remaining Shares are purchased pursuant to a Subsequent Event and within 120 days following the Outside Date the Purchaser subsequently sells the Remaining Shares pursuant to a competing, third party Acquisition Proposal commenced prior to the Outside Date, on the third business day following the completion of, and delivery of, payment to the Purchaser under such third party Acquisition Proposal, the Purchaser shall pay the Vendor a cash amount per Common Share equal to 50% of the amount by which the per share consideration payable to the Purchaser under such competing, third party Acquisition Proposal exceeds $11.50 (the “Shared Amount”).

(b)           If all or any portion of the Shared Amount is in the form of:

(i)            cash, the consideration shall be valued based on the face value of the cash,

(ii)           publicly traded securities, the consideration shall be valued based on the simple average of the closing prices of such securities over the twenty trading days preceding the date of the completion of the third party Acquisition Proposal on the published market on which the greatest volume of trading in such securities, or

(iii)          any other consideration, the consideration shall be valued at its fair market value as the Vendor and the Purchaser shall mutually agree, acting reasonably; any disagreement between the Parties with respect to such value shall be resolved in the manner provided in Section 2.3(e).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Shares:

3.1          Organization.

The Vendor is a company validly existing under the laws of the jurisdiction in which it was incorporated or organized and has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

3.2          Authorization and Enforceability.

This Agreement has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor enforceable against the Vendor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.3          No Other Agreements to Purchase.

No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Shares.

3.4          Ownership of Purchased Shares.

(a)           Schedule “A” hereto sets forth the Common Shares, stock options (“Options”) and common share purchase warrants (“Warrants” and together with the Common Shares and the Options, the “Owned Securities”) of the Corporation held of record or beneficially owned by the Vendor on the date hereof.

(b)           The Owned Securities constitute all of the Common Shares, Warrants and Options that are held of record or beneficially owned by the Vendor on the date hereof.

(c)           Subject to any proxies or powers of attorney granted hereunder, the Vendor has the sole voting and the sole dispositive power, and the sole power to agree to the matters set forth herein with respect to the Owned Securities.

(d)           Other than the Owned Securities set forth on Schedule “A” hereto, no Common Shares, Options, Warrants or other securities of the Corporation which by their terms are exercisable for or convertible into or exchangeable for Common Shares, are beneficially owned or controlled, directly or indirectly, by the Vendor.

(e)           The Purchaser is the beneficial owner of the Purchased Shares, with good and marketable title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Purchased

Shares is subject to any voting trust, shareholder agreement or voting agreement.

(f)            The Purchaser will have good title to the Purchased Shares free and clear of any and all Encumbrances at the time that the Purchaser acquires the Common Shares pursuant to this Agreement.

3.5          No Violation.

The execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for will not result in either:

(a)           the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor under:

(i)            any provisions of the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor;

(ii)           any judgment, decree, order or award of any court, Governmental Entity or arbitrator having jurisdiction over the Vendor;

(iii)          any licence, permit, approval, consent or authorization held by the Vendor that is necessary for the ownership of the Purchased Shares; or

(iv)          any applicable law, statute, ordinance, regulation or rule; or

(b)           the creation or imposition of any Encumbrance on any of the Purchased Shares.

3.6          Consents and Approvals.

Except for the Regulatory Approvals, there is no requirement for the Vendor to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Entity as a condition to the lawful sale of the Purchased Shares as contemplated by this Agreement. There is no requirement under any Contract to which the Vendor is a party or by which the Vendor is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the sale of the Purchased Shares as contemplated by this Agreement.

3.7          No Actions, Proceedings.

There is no action, proceeding or investigation (whether or not purportedly on behalf of the Vendor) pending or, to the knowledge of the Vendor, threatened against or affecting the Vendor, at law or in equity, before or by any Governmental Entity, which questions the validity of the purchase and sale of the Purchased Shares or any action taken or to be taken by the Vendor pursuant to this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection with its sale of the Purchased Shares:

4.1          Organization.

The Purchaser is a corporation validly existing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

4.2          Authorization.

The transaction contemplated by this Agreement has been duly authorized, and this Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.3          No Violation.

The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in either:

(a)           the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

(i)            any provision of the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) of the Purchaser;

(ii)           any judgment, decree, order or award of any court, Governmental Entity or arbitrator having jurisdiction over the Purchaser;

(iii)          any license, permit, approval, consent or authorization held by the Purchaser and necessary for the completion of the transaction contemplated by this Agreement or the operation of the Purchaser’s business; or

(iv)          any applicable law, statute, ordinance, regulation or rule; or

(b)           the creation or imposition of any Encumbrance on any of the material properties or assets of the Purchaser.

4.4                               Consents and Approvals.

Except for the Regulatory Approvals, there is no requirement for the Purchaser to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Entity as a condition to the purchase of the Purchased Shares, or the fulfillment by the Purchaser of the terms of this Agreement, except reports of private placement and the payment of the corresponding fees to any required securities regulatory authorities.

4.5                               Ownership of Common Shares.

The Purchaser does not beneficially own, directly or indirectly, and is not the registered holder of any Common Shares.

4.6                               No Actions, Proceedings.

There is no action, proceeding or investigation (whether or not purportedly on the Purchaser’s behalf) pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, at law or in equity, before or by any Governmental Entity which questions the validity of any action taken or to be taken by the Purchaser pursuant to this Agreement.

4.7                               No Material Change.

The Purchaser has no knowledge of any fact relating to the Purchaser that has not been publicly disclosed and that would be material to an investor in the shares of common stock of the Purchaser, other than any of the matters contemplated by this Agreement.

ARTICLE 5
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1                               Survival of Representations and Warranties.

To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties of the parties contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto, except as otherwise expressly provided in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement, shall survive the closing of the transactions contemplated hereby for a period of one year and, notwithstanding such closing nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, in respect of the Vendor, and for the Vendor in respect of the Purchaser during such period, except that the representations and warranties set out in section 3.2, 3.3 and section 3.4 shall survive and continue in full force and effect without limitation of time.

ARTICLE 6
COVENANTS

6.1                               Conduct Prior to Closing.

(a)                                  Without in any way limiting any other obligations hereunder, during the period from the date hereof to the Subsequent Event, each of the parties hereto shall use its commercially reasonable efforts to take and cause to be taken all necessary actions, steps and proceedings to consummate the completion of the transactions contemplated hereby, including:

(i)                                     to obtain all necessary approvals, consents or waivers, including the Regulatory Approvals, and to effect all necessary registrations and other filings and submissions of information to Governmental Entities;

(ii)                                  to defend all lawsuits or other legal proceedings challenging this agreement or the consummation of the transactions contemplated hereby; and

(iii)                               to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the consummation of the transactions contemplated hereby.

6.2                               Standstill.

(a)                                  Neither the Vendor nor any of its Representatives will, directly or indirectly,

(i)                                     submit, solicit, initiate, discuss or knowingly encourage or facilitate any proposal, offer or enquiry from a third party relating to an Acquisition Proposal,

(ii)                                  enter into any agreement, arrangement, commitment or understanding related to any Acquisition Proposal from a third party;

(iii)                               engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any person other than the Purchaser relating to an Acquisition Proposal; or

(iv)                              otherwise cooperate in or knowingly facilitate any effort or attempt to make, implement or accept any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal from a third party.

(b)                                 The Vendor and its Representatives shall suspend any and all discussions with any third party regarding any Acquisition Proposal.

(c)                                  For the purposes of this agreement, “Representatives” means, with respect to any person, such person’s Affiliates, shareholders, controllers, partners, directors, officers, employees and advisors (including financial advisors and legal counsel, but excluding any persons at a law firm acting behind a firewall established to segregate such persons from the persons acting for such a person), and “person” includes, without limitation, any corporation, partnership, individual or other entity.

6.3                               Negative Covenants.

(a)                                  Until the occurrence of a Subsequent Event, neither the Vendor nor any of its Representatives will, directly or indirectly,

(i)                                     sell, transfer, gift, assign, pledge, hypothecate, encumber, convert or otherwise dispose of any of the Purchased Shares (or permit any of the foregoing with respect to any of the Purchased Shares), other than transfers or assignments by and among each of the companies comprising the Vendor, and other than the exercise of Warrants or Options in accordance with their terms for Common Shares, or enter into any agreement, arrangement or understanding in connection therewith; or

(ii)                                  except as contemplated by this Agreement, grant (or permit to be granted) any proxies or powers of attorney or attorney in fact, or deposit (or permit to be deposited) the Purchased Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to the voting of such Purchased Shares.

(b)                                 Until the occurrence of the earlier of a Subsequent Event and the termination of this Agreement, in respect of the Purchased Shares, the Vendor hereby appoints the Purchaser as attorney in fact (which appointment is unconditional, irrevocable and is coupled with an interest) for and on its behalf to execute a proxy appointing such person designated by the Purchaser to attend and act on behalf of the Vendor at any meeting of shareholders of the Corporation in respect of any matter, including a meeting requisitioned by a third party or a meeting in respect of an Acquisition Proposal, and to act on behalf of the Vendor on every action or approval by written consent of the Corporation’s shareholders. The Purchaser shall advise the Vendor upon executing or revoking any proxies, as applicable, in respect of the Vendor.

(c)                                  The Vendor hereby agrees not to do anything to frustrate or hinder the purchase and sale of the Purchased Shares including the consummation of an Acquisition Proposal between the Purchaser and the Corporation.

6.4                               Other Agreements.

(a)                                  Each of the parties agrees:

(i)                                     to the existence and factual details of this Agreement being disclosed by the other party to the extent required by law, which, for greater certainty, shall include the public announcement and filing of reports under section 102 of the Securities Act (Ontario); and

(ii)                                  to this Agreement being filed or available for inspection to the extent required by law.

(b)                                 The Vendor shall not, and hereby agrees not to:

(i)                                     exercise any dissent rights and waives any rights of appraisal, or rights to dissent from an Acquisition Proposal between the Purchaser and the Corporation that the Vendor may have;

(ii)                                  commence or participate in, and shall, and hereby agrees to, take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Purchaser or any of its subsidiaries (or any successor) relating to the negotiation, execution and delivery of this Agreement or a definitive agreement to be entered into among the Purchaser and the Corporation in respect of an Acquisition Proposal between the Purchaser and the Corporation.

ARTICLE 7
CONDITIONS OF CLOSING

7.1                               Conditions of Closing in Favour of the Purchaser.

The completion of the purchase and sale of the Purchased Shares is subject to the satisfaction or waiver of the following conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Time of Closing, with regard to the Initial Shares, and at or prior to the closing related to a Subsequent Event with regard to the Remaining Shares:

(a)                                  Regulatory Approvals. Hart-Scott-Rodino Approval and any Foreign Antitrust Clearance shall have been obtained, in the case of the purchase and sale of the Initial Shares and of the Remaining Shares, as applicable, and, in addition thereto, Competition Act Approval, Investment Canada Act Approval and any other required Regulatory Approval shall have been obtained, in the case of the purchase and sale of the Remaining Shares pursuant to a Subsequent Event that is an Acquisition Proposal between the Purchaser and the Corporation;

(b)                                 Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects at the Time of Closing or at the time of the closing related to a Subsequent Event, as applicable, with the same force and effect as if such representations and warranties were made at and as of such time;

(c)                                  Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing or the closing related to a Subsequent Event, as applicable, shall have been complied with or performed; and

(d)                                 No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Entity to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby.

If any of the conditions contained in this section 7.1 shall not be performed or fulfilled at or prior to the Outside Date to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, if the Purchaser is not in breach of its obligations under this Agreement, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement other than the obligations contained in sections 9.2, 9.3 and 9.5 shall be terminated. Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

7.2                               Conditions of Closing in Favour of the Vendor.

The completion of the purchase and sale of the Purchased Shares is subject to the satisfaction or waiver of the following conditions for the exclusive benefit of the Vendor, to be fulfilled or performed at or prior to the Time of Closing, with regard to the Initial Shares, and at or prior to the closing related to a Subsequent Event with regard to the Remaining Shares:

(a)                                  Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at the Time of Closing or the closing related to a Subsequent Event, as applicable, with the same force and effect as if such representations and warranties were made at and as of such time;

(b)                                 Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing or the closing related to a Subsequent Event, as applicable, shall have been complied with or performed; and

(c)                                  No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Entity to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby.

If any of the conditions contained in this section 7.2 shall not be performed or fulfilled at or prior to the Outside Date to the satisfaction of the Vendor, acting reasonably, the Vendor may, by notice to the Purchaser, if the Vendor is not in breach of its obligations under this Agreement, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement other than the obligations contained in sections 9.2, 9.3 and 9.5 shall be terminated. Any such condition may be waived in whole or in part by the Vendor without prejudice to any claims it may have for breach of covenant, representation or warranty.

ARTICLE 8
CLOSING ARRANGEMENTS

8.1                               Place of Closing.

Each of the purchase and sale of the Initial Shares at the Time of Closing and the purchase and sale of the Remaining Shares upon the occurrence of a Subsequent Event, other than the completion of an Acquisition Proposal between the Purchaser and the Corporation which shall take place pursuant to such Acquisition Proposal, shall take place at the offices of Osler, Hoskin & Harcourt LLP, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8.

8.2                               Transfer.

At the Time of Closing, upon fulfilment of all the conditions set out in Article 7, the Vendor shall execute and deliver to the Purchaser all such documents, certificates and instruments and do all such other acts and things as the Purchaser may consider necessary or desirable, acting reasonably, to effectively transfer and assign the Purchased Shares to the Purchaser, with a good and marketable title, free and clear of all Encumbrances, except as contemplated by this Agreement, and to deliver possession thereof to the Purchaser.

8.3                               Further Assurances.

Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

ARTICLE 9
MISCELLANEOUS

9.1                               Notices.

(a)                                  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	if to the Vendor:

	Audley Capital
	11 Grafton Street
	London, W1S 4EW
	United Kingdom

	Attention:	Julian Treger
	Fax:	44.20.7529.6901

	with a copy to:

	Davies Ward Phillips & Vineberg LLP
	1 First Canadian Place
	P.O. Box 63
	Toronto, Ontario M5X 1B1

	Attention:	Vincent Mercier and Peter Hong
	Facsimile:	416.863.0871

(ii)	if to the Purchaser:

	Walter Energy, Inc.
	4211 W. Boy Scout Blvd.
	Tampa, Florida

	Attention:	General Counsel
	Fax:	813.871.4399

	With a required copy (which shall not be deemed notice) to:

	Osler, Hoskin & Harcourt LLP
	1 First Canadian Place
	Box 50, Toronto, Ontario M5X 1B8

	Attention:	Emmanuel Pressman
	Facsimile:	416.862.6666

	With a required copy (which shall not be deemed notice) to:

	Simpson Thacher & Bartlett LLP
	425 Lexington Avenue
	New York, New York 10017 - 3954

	Attention:	Peter Gordon
	Facsimile:	212.455.2502

(b)                                 Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business

Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)                                  Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this section 9.1.

9.2                               Commissions, etc.

The Vendor agrees to indemnify and save harmless the Purchaser from and against all claims, damages and expenses suffered or incurred by the Purchaser in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Vendor.

The Purchaser agrees to indemnify and save harmless the Vendor from and against all claims, damages and expenses suffered or incurred by the Vendor in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Purchaser.

Each party shall be responsible for any expenses incurred by it in connection with this Agreement.

9.3                               Consultation.

The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby. The parties will use their respective reasonable efforts not to issue any press releases or other public statements inconsistent with the results of such consultation.

9.4                               Best Efforts.

The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any party to use its best efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

9.5                               Remedy.

Each party acknowledges that a breach by the other party of this Agreement will cause the non-breaching party to sustain injury for which it would not have an adequate remedy at law for monetary damages. Therefore, the parties agree that in the event of such breach, the non-breaching party shall be entitled to the remedy of specific performance of the covenants and commitments contained herein and permanent and preliminary injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of such injunctive or other equitable relief.

9.6                               Assignment.

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, and except that the Purchaser may, assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an Affiliate.

9.7                               Counterparts.

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF this Agreement has been executed by the parties.

AUDLEY CAPITAL MANAGEMENT LIMITED

By:	/s/ Simon Thornton
Name: Simon Thornton
Title: Director

AUDLEY EUROPEAN OPPORTUNITIES MASTER FUND LIMITED

By:	/s/ Simon Thornton
Name: Simon Thornton
Title: Director

AUDLEY INVESTMENT I

By:	/s/ Simon Thornton
Name: Simon Thornton
Title: Director

AUDLEY INVESTMENT II

By:	/s/ Simon Thornton
Name: Simon Thornton
Title: Director

WALTER ENERGY, INC.

By:	/s/ Michael T. Tokarz
Michael T. Tokarz
Chairman of the Board of Directors

SCHEDULE “A”

SECURITIES

HOLDER	COMMON SHARES (Specify whether registered, beneficial or controlled)
Audley Capital Management Limited — Audley Investment I	21,137,050 beneficial and registered

Audley Capital Management Limited — Audley Investment II	2,369,101 beneficial and registered

Audley European Opportunities Master Fund Limited	39,680,711 beneficial and registered

The number of Purchased Shares to be sold by any particular company comprising the Vendor to the Purchaser and whether such Purchased Shares form part of the Initial Shares or the Remaining Shares will be determined by the Vendor, provided that the aggregate number of Initial Shares shall be 25,274,745 and the aggregate number of Remaining Shares shall be 29,273,113.